This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these Notes in any country or jurisdiction where such an offer would not be permitted.

Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index
•
The Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index, due August 16, 2029 (the “Notes”) are expected to price on August 13, 2025 and expected to issue on August 18, 2025.

•	Approximate 4 year term if not called prior to maturity.
•	Payments on the Notes will depend on the individual performance of the Nasdaq-100® Index and the Russell 2000® Index (each an “Underlying”).
•	A fixed coupon rate of 6.65% per annum (0.5542% per month) payable monthly, assuming the Notes have not been called.
•	Beginning on August 18, 2026, callable monthly at our option for an amount equal to the principal amount plus the Fixed Coupon Payment.
•
Assuming the Notes are not called prior to maturity, if either Underlying declines by more than 15% from its Starting Value, at maturity your investment will be subject to 1:1 downside exposure to decreases in the value of the Least Performing Underlying beyond a 15% decline, with up to 85% of the principal at risk; otherwise, at maturity, you will receive the principal amount. At maturity you will also receive the final Fixed Coupon Payment regardless of the performance of the Least Performing Underlying.

•
All payments on the Notes are subject to the credit risk of BofA Finance LLC (“BofA Finance” or the “Issuer”), as issuer of the Notes, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Notes.

•	The Notes will not be listed on any securities exchange.
•	CUSIP No. 09711JRM3.
The initial estimated value of the Notes as of the pricing date is expected to be between $930.00 and $980.00 per $1,000.00 in principal amount of Notes, which is less than the public offering price listed below. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-10 of this pricing supplement and “Structuring the Notes” on page PS-22 of this pricing supplement for additional information.
There are important differences between the Notes and a conventional debt security. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page PS-10 of this pricing supplement, page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public Offering Price(1)	Underwriting Discount(1)(2)	Proceeds, before expenses, to BofA Finance(2)
Per Note	$1,000.00	$3.00	$997.00
Total
(1)
Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $997.00 per $1,000.00 in principal amount of Notes.

(2)
The underwriting discount per $1,000.00 in principal amount of Notes may be as high as $3.00, resulting in proceeds, before expenses, to BofA Finance of as low as $997.00 per $1,000.00 in principal amount of Notes.

The Notes and the related guarantee:
Are Not FDIC Insured	Are not Bank Guaranteed	May Lose Value

Selling Agent

Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

Terms of the Notes
Issuer:	BofA Finance
Guarantor:	BAC
Denominations:	The Notes will be issued in minimum denominations of $1,000.00 and whole multiples of $1,000.00 in excess thereof.
Term:	Approximately 4 years, unless previously called.
Underlyings:	The Nasdaq-100® Index (Bloomberg symbol: “NDX”) and the Russell 2000® Index (Bloomberg symbol: “RTY”), each a price return index.
Pricing Date*:	August 13, 2025
Issue Date*:	August 18, 2025
Valuation Date*:	August 13, 2029, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Calculation Days” in the accompanying product supplement.
Maturity Date*:	August 16, 2029
Starting Value:	With respect to each Underlying, its closing level on the pricing date.
Ending Value:	With respect to each Underlying, its closing level on the Valuation Date.
Threshold Value:	With respect to each Underlying, 85.00% of its Starting Value.
Fixed Coupon Payment:
Provided that the Notes have not been previously called, we will pay a monthly Fixed Coupon Payment of $5.542 per $1,000.00 in principal amount of Notes (equal to a rate of 0.5542% per month or 6.65% per annum) on the applicable Fixed Payment Date (including the Maturity Date).

Optional Early Redemption:
On any monthly Call Payment Date, we have the right to redeem all (but not less than all) of the Notes at the Early Redemption Amount. No further amounts will be payable following an Optional Early Redemption. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable Call Payment Date.

Early Redemption Amount:	For each $1,000.00 in principal amount of Notes, $1,000.00, plus the applicable Fixed Coupon Payment.
Redemption Amount:
If the Notes have not been called prior to maturity, the Redemption Amount per $1,000.00 in principal amount of Notes will be:
a) If the Ending Value of the Least Performing Underlying is greater than or equal to its Threshold Value:
b) If the Ending Value of the Least Performing Underlying is less than its Threshold Value:
In this case, the Redemption Amount (excluding the final Fixed Coupon Payment) will be less than the principal amount and you could lose up to 85.00% of your investment in the Notes.
The Redemption Amount will also include the final Fixed Coupon Payment regardless of the performance of the Least Performing Underlying.

Fixed Payment Dates*:	As set forth beginning on page PS-4
FIXED INCOME BUFFERED ISSUER CALLABLE YIELD NOTES | PS-2

Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

Call Payment Dates*:	As set forth beginning on page PS-6. Each Call Payment Date is also a Fixed Payment Date.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agent:	BofAS
CUSIP:	09711JRM3
Underlying Return:	With respect to each Underlying,
Least Performing Underlying:	The Underlying with the lowest Underlying Return.
Events of Default and Acceleration:
If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Redemption Amount” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Valuation Date were the third Trading Day prior to the date of acceleration. The final Fixed Coupon Payment will be prorated by the calculation agent to reflect the length of the final fixed payment period. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

* Subject to change.
FIXED INCOME BUFFERED ISSUER CALLABLE YIELD NOTES | PS-3

Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

Fixed Payment Dates and Call Payment Dates
Fixed Payment Dates
September 18, 2025
October 16, 2025
November 18, 2025
December 18, 2025
January 16, 2026
February 19, 2026
March 18, 2026
April 16, 2026
May 18, 2026
June 18, 2026
July 16, 2026
August 18, 2026
September 17, 2026
October 16, 2026
November 18, 2026
December 17, 2026
January 19, 2027
February 19, 2027
March 18, 2027
April 16, 2027
May 18, 2027
June 17, 2027
July 16, 2027
August 18, 2027
September 16, 2027
October 18, 2027
November 18, 2027
December 16, 2027
January 19, 2028
February 17, 2028
March 16, 2028
April 19, 2028
May 18, 2028
June 16, 2028
FIXED INCOME BUFFERED ISSUER CALLABLE YIELD NOTES | PS-4

Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

Fixed Payment Dates
July 18, 2028
August 17, 2028
September 18, 2028
October 18, 2028
November 16, 2028
December 18, 2028
January 19, 2029
February 16, 2029
March 16, 2029
April 18, 2029
May 17, 2029
June 18, 2029
July 18, 2029
August 16, 2029 (the “Maturity Date”)
FIXED INCOME BUFFERED ISSUER CALLABLE YIELD NOTES | PS-5

Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

Call Payment Dates
August 18, 2026
September 17, 2026
October 16, 2026
November 18, 2026
December 17, 2026
January 19, 2027
February 19, 2027
March 18, 2027
April 16, 2027
May 18, 2027
June 17, 2027
July 16, 2027
August 18, 2027
September 16, 2027
October 18, 2027
November 18, 2027
December 16, 2027
January 19, 2028
February 17, 2028
March 16, 2028
April 19, 2028
May 18, 2028
June 16, 2028
July 18, 2028
August 17, 2028
September 18, 2028
October 18, 2028
November 16, 2028
December 18, 2028
January 19, 2029
February 16, 2029
March 16, 2029
April 18, 2029
May 17, 2029
June 18, 2029
FIXED INCOME BUFFERED ISSUER CALLABLE YIELD NOTES | PS-6

Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

Call Payment Dates
July 18, 2029
Any payments on the Notes depend on the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor, and on the performance of the Underlyings. The economic terms of the Notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount, if any, and the hedging related charges described below (see “Risk Factors” beginning on page PS-10), will reduce the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you pay to purchase the Notes will be greater than the initial estimated value of the Notes as of the pricing date.
The initial estimated value range of the Notes is set forth on the cover page of this pricing supplement. The final pricing supplement will set forth the initial estimated value of the Notes as of the pricing date. For more information about the initial estimated value and the structuring of the Notes, see “Risk Factors” beginning on page PS-10 and “Structuring the Notes” on page PS-22.
FIXED INCOME BUFFERED ISSUER CALLABLE YIELD NOTES | PS-7

Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

Redemption Amount Determination
Assuming the Notes have not been called, on the Maturity Date, you will receive a cash payment per $1,000.00 in principal amount of Notes determined as follows:

Yes

You will receive:
$1,000.00

No

You will receive:

$$\$1{,}000.00 - \left(\$1{,}000.00 \times \frac{\text{Threshold Value of the Least Performing Underlying} - \text{Ending Value of the Least Performing Underlying}}{\text{Starting Value of the Least Performing Underlying}}\right)$$

All payments described above are subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.
FIXED INCOME BUFFERED ISSUER CALLABLE YIELD NOTES | PS-8

Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

Hypothetical Payout Profile and Examples of Payments at Maturity
Fixed Income Buffered Issuer Callable Yield Notes Table
The following table is for purposes of illustration only. It assumes the Notes have not been called prior to maturity and is based on hypothetical values and shows hypothetical returns on the Notes. The table illustrates the calculation of the Redemption Amount and the return on the Notes based on a hypothetical Starting Value of 100 for the Least Performing Underlying, a hypothetical Threshold Value of 85 for the Least Performing Underlying, the Fixed Coupon Payment of $5.542 per $1,000.00 in principal amount of Notes and a range of hypothetical Ending Values of the Least Performing Underlying. The actual amount you receive and the resulting return will depend on the actual Starting Values, Threshold Values and Ending Values of the Underlyings, whether the Notes are called prior to maturity, and whether you hold the Notes to maturity. The following examples do not take into account any tax consequences from investing in the Notes.
For recent actual values of the Underlyings, see “The Underlyings” section below. The Ending Value of each Underlying will not include any income generated by dividends or other distributions paid with respect to shares or units of that Underlying or on the securities included in that Underlying, as applicable. In addition, all payments on the Notes are subject to Issuer and Guarantor credit risk.
Ending Value of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Redemption Amount per Note (including the final Fixed Coupon Payment)	Return on the Notes(1)
160.00	60.00%	$1,005.542	0.5542%
150.00	50.00%	$1,005.542	0.5542%
140.00	40.00%	$1,005.542	0.5542%
130.00	30.00%	$1,005.542	0.5542%
120.00	20.00%	$1,005.542	0.5542%
110.00	10.00%	$1,005.542	0.5542%
105.00	5.00%	$1,005.542	0.5542%
102.00	2.00%	$1,005.542	0.5542%
100.00(2)	0.00%	$1,005.542	0.5542%
90.00	-10.00%	$1,005.542	0.5542%
85.00(3)	-15.00%	$1,005.542	0.5542%
84.99	-15.01%	$1,005.442	0.5442%
80.00	-20.00%	$955.542	-4.4458%
70.00	-30.00%	$855.542	-14.4458%
60.00	-40.00%	$755.542	-24.4458%
50.00	-50.00%	$655.542	-34.4458%
0.00	-100.00%	$155.542	-84.4458%
(1)	The “Return on the Notes” is calculated based on the Redemption Amount and final Fixed Coupon Payment, not including any Fixed Coupon Payments paid prior to maturity.
(2)	The hypothetical Starting Value of 100 used in the table above has been chosen for illustrative purposes only and does not represent a likely Starting Value of any Underlying.
(3)	This is the hypothetical Threshold Value of the Least Performing Underlying.
FIXED INCOME BUFFERED ISSUER CALLABLE YIELD NOTES | PS-9

Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

Risk Factors
Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-27 below.
Structure-related Risks
•
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not called prior to maturity and the Ending Value of either Underlying is less than its Threshold Value, at maturity, your investment will be subject to 1:1 downside exposure to decreases in the value of the Least Performing Underlying beyond a 15% decline and you will lose 1% of the principal amount for each 1% that the Ending Value of the Least Performing Underlying is less than its Threshold Value. In that case, you will lose some or a significant portion of your investment in the Notes.

•
Your return on the Notes is limited to the return represented by the Fixed Coupon Payments over the term of the Notes. Your return on the Notes is limited to the Fixed Coupon Payments paid over the term of the Notes, regardless of the extent to which the Ending Value of any Underlying exceeds its Starting Value. Similarly, the amount payable at maturity or upon an Optional Early Redemption will never exceed the sum of the principal amount and the Fixed Coupon Payment, regardless of the extent to which the Ending Value of any Underlying exceeds its Starting Value. In contrast, a direct investment in the securities included in one or more of the Underlyings would allow you to receive the benefit of any appreciation in their values. Any return on the Notes will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them.

•
The Notes are subject to Optional Early Redemption, which would limit your ability to receive the Fixed Coupon Payments over the full term of the Notes. On each Call Payment Date, at our option, we may call your Notes in whole, but not in part. If the Notes are called prior to the Maturity Date, you will be entitled to receive the Early Redemption Amount on the applicable Call Payment Date, and no further amounts will be payable on the Notes. In this case, you will lose the opportunity to continue to receive Fixed Coupon Payments after the date of the Optional Early Redemption. If the Notes are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes. Even if we do not exercise our option to call your Notes, our ability to do so may adversely affect the market value of your Notes. It is our sole option whether to call your Notes prior to maturity on any such Call Payment Date and we may or may not exercise this option for any reason. Because of this Optional Early Redemption potential, the term of your Notes could be anywhere between twelve and forty-eight months.

•
Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Fixed Coupon Payment may be less than the yield on a conventional debt security of comparable maturity.

•
The Redemption Amount will not reflect changes in the levels of the Underlyings other than on the Valuation Date. The levels of the Underlyings during the term of the Notes other than on the Valuation Date will not affect the Redemption Amount. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Notes, as the performance of the Underlyings may influence the market value of the Notes. The calculation agent will calculate the Redemption Amount by comparing only the Threshold Value to the Ending Value for each Underlying. No other levels of the Underlyings will be taken into account. As a result, if the Notes are not called prior to maturity and the Ending Value of the Least Performing Underlying is less than its Threshold Value, you will receive less than the principal amount at maturity even if the level of each Underlying was always above its Threshold Value prior to the Valuation Date.

•
Because the Notes are linked to the least performing (and not the average performance) of the Underlyings, you may not receive any return on the Notes and may lose some or a significant portion of your investment in the Notes even if the Ending Value of one Underlying is greater than or equal to its Threshold Value. Your Notes are linked to the least performing of the Underlyings, and a change in the level of one Underlying may not correlate with changes in the level of the other Underlying. The Notes are not linked to a basket composed of the Underlyings, where the depreciation in the level of one Underlying could be offset to some extent by the appreciation in the level of the other Underlying. In the case of the Notes, the individual performance of each Underlying would not be combined, and the depreciation in the level of one Underlying would not be offset by any appreciation in the level of the other Underlying. Even if the Ending Value of an Underlying is at or above its Threshold Value, you will lose some or a significant portion of your investment in the Notes if the Ending Value of the Least Performing Underlying is below its Threshold Value.

•
Any payments on the Notes are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Notes. The Notes are our senior unsecured debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of any payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of

FIXED INCOME BUFFERED ISSUER CALLABLE YIELD NOTES | PS-10

Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

the performance of the Underlyings. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the pricing date of the Notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the values of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

•
We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation and Market-related Risks
•
The public offering price you pay for the Notes will exceed their initial estimated value. The range of initial estimated values of the Notes that is provided on the cover page of this preliminary pricing supplement, and the initial estimated value as of the pricing date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the levels of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount, if any, and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

•
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.

•
We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks
•
Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, may buy or sell the securities held by or included in the Underlyings, or futures or options contracts or exchange traded instruments on the Underlyings or those securities, or other instruments whose value is derived from the Underlyings or those securities. While we, the Guarantor or one or more of our other affiliates, including BofAS, may from time to time own securities represented by the Underlyings, except to the extent that BAC’s common stock may be included in the Underlyings, we, the Guarantor and our other affiliates, including BofAS, do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. These transactions may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the levels of the Underlyings in a manner that could be adverse to your investment in the Notes. On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the Notes), may affect the levels of the Underlyings. Consequently, the levels of the Underlyings may change subsequent to the pricing date, which may adversely affect the market value of the Notes.

We, the Guarantor or one or more of our other affiliates, including BofAS, also expect to engage in hedging activities that could affect the levels of the Underlyings on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Notes prior to maturity, and may affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the Notes and may hold or resell the

FIXED INCOME BUFFERED ISSUER CALLABLE YIELD NOTES | PS-11

Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

Notes. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the levels of the Underlyings, the market value of your Notes prior to maturity or the amounts payable on the Notes.

•
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks
•
The Notes are subject to risks associated with small-size capitalization companies. The stocks comprising the RTY are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.

•
The Notes are subject to risks associated with foreign securities markets. The NDX includes certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the NDX may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
•
The publisher or the sponsor of an Underlying may adjust that Underlying in a way that affects its levels, and the publisher or the sponsor has no obligation to consider your interests. The publisher or the sponsor of an Underlying can add, delete, or substitute the components included in that Underlying or make other methodological changes that could change its level. Any of these actions could adversely affect the value of your Notes.

Tax-related Risks
•
The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities substantially similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as consisting of a put option and a deposit, as more fully described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income, gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

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Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

The Underlyings
All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the sponsor of the NDX and the sponsor of the RTY (collectively, the “Underlying Sponsors”). The Underlying Sponsors, which license the copyright and all other rights to the respective Underlyings, have no obligation to continue to publish, and may discontinue publication of, the Underlyings. The consequences of any Underlying Sponsor discontinuing publication of the applicable Underlying are discussed in “Description of the Notes — Discontinuance of an Index” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of any Underlying or any successor index. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlyings. You should make your own investigation into the Underlyings.
The Nasdaq-100® Index
The NDX is intended to measure the performance of the 100 largest domestic and international non-financial securities listed on The Nasdaq Stock Market ("NASDAQ") based on market capitalization. The NDX reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies.
The NDX began trading on January 31, 1985 at a base value of 125.00. The NDX is calculated and published by Nasdaq, Inc. In administering the NDX, Nasdaq, Inc. will exercise reasonable discretion as it deems appropriate.
Underlying Stock Eligibility Criteria
NDX eligibility is limited to specific security types only. The security types eligible for the NDX include foreign or domestic common stocks, ordinary shares, ADRs and tracking stocks. Security types not included in the NDX are closed-end funds, convertible debt securities, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interest, warrants, units, and other derivative securities. The NDX does not contain securities of investment companies. For purposes of the NDX eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.
Initial Eligibility Criteria
To be eligible for initial inclusion in the NDX, a security must be listed on NASDAQ and meet the following criteria:
•
the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•	the security must be of a non-financial company;
•	the security may not be issued by an issuer currently in bankruptcy proceedings;
•	the security must have a minimum three-month average daily trading volume of at least 200,000 shares;
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if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion in the NDX;
•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and
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the issuer of the security must have “seasoned” on NASDAQ, the New York Stock Exchange or NYSE Amex. Generally, a company is considered to be seasoned if it has been listed on a market for at least three full months (excluding the first month of initial listing).

Continued Eligibility Criteria
In addition, to be eligible for continued inclusion in the NDX, the following criteria apply:
•	the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market;
•	the security must be of a non-financial company;
•	the security may not be issued by an issuer currently in bankruptcy proceedings;
•	the security must have a minimum three-month average daily trading volume of at least 200,000 shares;
•
if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S. (measured annually during the ranking review process);

•
the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NDX at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the NDX effective after the close of trading on the third Friday of the following month; and

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Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.
Computation of the NDX
The value of the NDX equals the aggregate value of the NDX share weights (the “NDX Shares”) of each of the NDX securities multiplied by each such security’s last sale price (last sale price refers to the last sale price on NASDAQ), and divided by the divisor of the NDX. If trading in an NDX security is halted while the market is open, the last traded price for that security is used for all NDX computations until trading resumes. If trading is halted before the market is open, the previous day’s last sale price is used. The formula for determining the NDX value is as follows:
The NDX is ordinarily calculated without regard to cash dividends on NDX securities. The NDX is calculated during the trading day and is disseminated once per second from 09:30:01 to 17:16:00 ET. The closing level of the NDX may change up until 17:15:00 ET due to corrections to the last sale price of the NDX securities. The official closing value of the NDX is ordinarily disseminated at 17:16:00 ET.
NDX Maintenance
Changes to NDX Constituents
Changes to the NDX constituents may be made during the annual ranking review. In addition, if at any time during the year other than the annual review, it is determined that an NDX security issuer no longer meets the criteria for continued inclusion in the NDX, or is otherwise determined to have become ineligible for continued inclusion in the NDX, it is replaced with the largest market capitalization issuer not currently in the NDX that meets the applicable eligibility criteria for initial inclusion in the NDX.
Ordinarily, a security will be removed from the NDX at its last sale price. However, if at the time of its removal the NDX security is halted from trading on its primary listing market and an official closing price cannot readily be determined, the NDX security may, in Nasdaq, Inc.’s discretion, be removed at a price of $0.00000001 (“zero price”). This zero price will be applied to the NDX security after the close of the market but prior to the time the official closing value of the NDX is disseminated.
Divisor Adjustments
The divisor is adjusted to ensure that changes in the NDX constituents either by corporate actions (that adjust either the price or shares of an NDX security) or NDX participation outside of trading hours do not affect the value of the NDX. All divisor changes occur after the close of the applicable index security markets.
Quarterly NDX Rebalancing
The NDX will be rebalanced on a quarterly basis if it is determined that (1) the current weight of the single NDX security with the largest market capitalization is greater than 24.0% of the NDX or (2) the collective weight of those securities whose individual current weights are in excess of 4.5% exceeds 48.0% of the NDX. In addition, a “special rebalancing” of the NDX may be conducted at any time if Nasdaq, Inc. determines it necessary to maintain the integrity and continuity of the NDX. If either one or both of the above weight distribution conditions are met upon quarterly review, or Nasdaq, Inc. determines that a special rebalancing is necessary, a weight rebalancing will be performed.
If the first weight distribution condition is met and the current weight of the single NDX security with the largest market capitalization is greater than 24.0%, then the weights of all securities with current weights greater than 1.0% (“large securities”) will be scaled down proportionately toward 1.0% until the adjusted weight of the single largest NDX security reaches 20.0%.
If the second weight distribution condition is met and the collective weight of those securities whose individual current weights are in excess of 4.5% (or adjusted weights in accordance with the previous step, if applicable) exceeds 48.0% of the NDX, then the weights of all such large securities in that group will be scaled down proportionately toward 1.0% until their collective weight, so adjusted, is equal to 40.0%.
The aggregate weight reduction among the large securities resulting from either or both of the rebalancing steps above will then be redistributed to those securities with weightings of less than 1.0% (“small securities”) in the following manner. In the first iteration, the weight of the largest small security will be scaled upwards by a factor which sets it equal to the average NDX weight of 1.0%. The weights of each of the smaller remaining small securities will be scaled up by the same factor reduced in relation to each security’s relative ranking among the small securities such that the smaller the NDX security in the ranking, the less its weight will be scaled upward. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NDX.
In the second iteration of the small security rebalancing, the weight of the second largest small security, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average NDX weight of 1.0%. The weights of each of the smaller remaining small securities will be scaled up by this same factor reduced in relation to each security’s relative ranking among the small securities such that, once again, the smaller the security in the ranking, the less its weight will be scaled upward. Additional iterations will be performed until the accumulated increase in weight among
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Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

the small securities equals the aggregate weight reduction among the large securities that resulted from the rebalancing in accordance with the two weight distribution conditions discussed above.
Finally, to complete the rebalancing process, once the final weighting percentages for each NDX security have been set, the NDX Shares will be determined anew based upon the last sale prices and aggregate capitalization of the NDX at the close of trading on the last calendar day in February, May, August and November. Changes to the NDX Shares will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor is made to ensure continuity of the NDX. Ordinarily, new rebalanced NDX Shares will be determined by applying the above procedures to the current NDX Shares. However, Nasdaq, Inc. may, from time to time, determine rebalanced weights, if necessary, by applying the above procedure to the actual current market capitalization of the NDX components. In such instances, Nasdaq, Inc. would announce the different basis for rebalancing prior to its implementation.
During the quarterly rebalancing, data is cutoff as of the previous month end and no changes are made to the NDX from that cutoff until the quarterly index share change effective date, except in the case of changes due to corporate actions with an ex-date.
Adjustments for Corporate Actions
Changes in the price and/or NDX Shares driven by corporate events such as stock dividends, splits, and certain spin-offs and rights issuances will be adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change will be made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. The NDX Shares are derived from the security’s total shares outstanding. The NDX Shares are adjusted by the same percentage amount by which the total shares outstanding have changed.
Historical Performance of the NDX
The following graph sets forth the daily historical performance of the NDX in the period from January 2, 2020 through July 28, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 28, 2025, the closing level of the NDX was 23,356.27.
This historical data on the NDX is not necessarily indicative of the future performance of the NDX or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the NDX during any period set forth above is not an indication that the closing level of the NDX is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the closing levels of the NDX.
License Agreement
The Notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, Inc., with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representation or warranty, express or implied, to the owners of the Notes or any member of the public
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Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the NDX to track general stock market performance. The Corporations’ only relationship to our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Licensee”) is in the licensing of the NASDAQ®, OMX®, NASDAQ OMX®, and NDX registered trademarks, and certain trade names of the Corporations or their licensor and the use of the NDX which is determined, composed and calculated by Nasdaq, Inc. without regard to Licensee or the Notes. Nasdaq, Inc. has no obligation to take the needs of the Licensee or the owners of the Notes into consideration in determining, composing or calculating the NDX. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.
THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NDX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
FIXED INCOME BUFFERED ISSUER CALLABLE YIELD NOTES | PS-16

Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

The Russell 2000® Index
The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Additional information on the RTY is available at the following website: http://www.ftserussell.com. No information on that website is deemed to be included or incorporated by reference in this pricing supplement.
Russell began dissemination of the RTY on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Notes.
Selection of Stocks Comprising the RTY
Each company eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation (“BDI”) country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.
An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion. Exchange traded funds and mutual funds are also excluded.
Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.
FIXED INCOME BUFFERED ISSUER CALLABLE YIELD NOTES | PS-17

Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

Historical Performance of the RTY
The following graph sets forth the daily historical performance of the RTY in the period from January 2, 2020 through July 28, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 28, 2025, the closing level of the RTY was 2,256.727.
This historical data on the RTY is not necessarily indicative of the future performance of the RTY or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the RTY during any period set forth above is not an indication that the closing level of the RTY is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the closing levels of the RTY.
License Agreement
“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Notes are not sponsored, endorsed, sold, or promoted by FTSE Russell, and FTSE Russell makes no representation regarding the advisability of investing in the Notes.
FTSE Russell and Merrill Lynch, Pierce, Fenner & Smith Incorporated have entered into a non-exclusive license agreement providing for the license to Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates, including us, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the Notes. The license agreement provides that the following language must be stated in this pricing supplement:
The Notes are not sponsored, endorsed, sold, or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. FTSE Russell’s only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated and to us is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed, and calculated by FTSE Russell without regard to Merrill Lynch, Pierce, Fenner & Smith Incorporated, us, or the Notes. FTSE Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing, or trading of the Notes.
FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, US, BAC, BOFAS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF
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Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
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Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest
BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We expect to deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Notes occurs more than one business day from the pricing date, purchasers who wish to trade the Notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Under our distribution agreement with BofAS, BofAS will purchase the Notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount, if any. BofAS will sell the Notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $997.00 per $1,000.00 in principal amount of Notes.
BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.
At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Notes, BofAS may offer to buy the Notes in the secondary market at a price that may exceed the initial estimated value of the Notes. Any price offered by BofAS for the Notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.
Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.
European Economic Area and United Kingdom
None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
United Kingdom
The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying
FIXED INCOME BUFFERED ISSUER CALLABLE YIELD NOTES | PS-20

Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as Issuer, or BAC, as Guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.
FIXED INCOME BUFFERED ISSUER CALLABLE YIELD NOTES | PS-21

Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the Notes on the pricing date being less than their public offering price.
In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlyings, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page PS-5 and “Supplemental Use of Proceeds” on page PS-20 of the accompanying product supplement.
FIXED INCOME BUFFERED ISSUER CALLABLE YIELD NOTES | PS-22

Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

U.S. Federal Income Tax Summary
The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
General
There is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes or instruments substantially similar to the Notes.  We intend to treat the Notes for all tax purposes as a unit (a “Unit”) consisting of the following:

(i)
a put option (the “Put Option”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for a cash amount based upon the performance of the Underlyings; and

(ii)
a deposit with us of a fixed amount of cash, equal to the issue price of the Note, to secure your obligation under the Put Option (the “Deposit”) that pays you interest based on our cost of borrowing at the time of issuance (the “Deposit Interest”).

Based on the treatment of each Note as a Unit consisting of the Put Option and the Deposit, it would be reasonable to allocate each Fixed Coupon Payment between the Deposit and the Put Option and treat [INSERT]% of each Fixed Coupon Payment as Deposit Interest and [INSERT]% of each Fixed Coupon Payment as Put Option premium. Under this approach, it would be reasonable to allocate 100% of the issue price of a Note to the Deposit and none to the Put Option.

No statutory, judicial or administrative authority directly addresses the proper treatment of the Notes or instruments substantially similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the tax treatment described herein. In the opinion of our counsel, Sidley Austin LLP, the treatment of the Notes described above is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments of the Notes). Unless otherwise expressly stated, the remainder of this discussion is based upon, and assumes, the treatment of each Note as a Unit consisting of the Put Option and the Deposit, as well as the allocation of the Fixed Coupon Payments and issue price of the Note described above.
Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.
We will not attempt to ascertain whether any issuer of a component stock included in an Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of one or more stocks included in an Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuers of the component stocks included in each Underlying and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of a component stock included in an Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.
U.S. Holders
The Deposit Interest payments will be included in the income of a U.S. Holder as interest at the time that such interest is accrued or received in
FIXED INCOME BUFFERED ISSUER CALLABLE YIELD NOTES | PS-23

Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

accordance with such U.S. Holder’s regular method of tax accounting. The Put Option premium will not be included in the income of a U.S. Holder until the sale, exchange, redemption or maturity of the Notes. Accordingly, all of the Put Option premium payments on the Notes (except for the last Put Option premium payment) generally will not be included in the income of a U.S. Holder when they are received.
If at maturity the U.S. Holder receives cash equal to the full principal amount plus the last Deposit Interest payment and the last Put Option premium payment, then such U.S. Holder (i) would include the last Deposit Interest payment in income as interest in the manner described above and (ii) would recognize short-term capital gain equal to the entire amount of Put Option premium, which amount is equal to the sum of all of the Put Option premium payments received.
If at maturity the U.S. Holder receives an amount of cash that is less than the full principal amount and receives the last Deposit Interest payment and the last Put Option premium payment, then such U.S. Holder (i) will include the last Deposit Interest payment in income as interest in the manner described above and (ii) will recognize long-term capital gain or loss with respect to the remaining cash received at maturity (other than the last Put Option premium payment) in an amount equal to the difference between (1) the sum of all of the Put Option premiums received (including the last Put Option premium payment) and (2) the excess of the principal amount of the Note over the amount of such cash received.
Upon a redemption of the Notes prior to maturity, a U.S. Holder (i) would include the last Deposit Interest payment in income as interest in the manner described above and (ii) would recognize short-term capital gain equal to the sum of all the Put Option premium payments received.
Upon a sale or exchange of a Note prior to maturity (except upon redemption of the Notes prior to maturity, which is described above), a U.S. Holder will generally recognize short-term or long-term capital gain or loss with respect to the Deposit (depending upon the U.S. Holder’s holding period for the Notes). The U.S. Holder will also generally recognize short-term capital gain or loss with respect to the Put Option. For purposes of determining the amount of such gain or loss, a U.S. Holder should apportion the amount realized on the sale or exchange (other than amounts attributable to accrued but unpaid Deposit Interest payments, which would be taxed as described above) between the Deposit and the Put Option based upon their respective fair market values on the date of such sale or exchange. In general, the amount of capital gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit. The amount realized that is attributable to the Put Option plus the total Put Option premiums previously received by the U.S. Holder should be treated as short-term capital gain. Notwithstanding the foregoing, if the fair market value of the Deposit on the date of such sale or exchange exceeds the total amount realized on the sale or exchange (other than amounts attributable to accrued but unpaid Deposit Interest payments), the U.S. Holder should be treated as having (i) sold or exchanged the Deposit for an amount equal to its fair market value on such date and (ii) made a payment (the “Put Option Assumption Payment”) equal to the amount of such excess in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Put Option.  In such event, the U.S. Holder should recognize short-term capital gain or loss in respect of the Put Option in an amount equal to the difference between the total Put Option premiums previously received by the U.S. Holder and the Put Option Assumption Payment.
Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter. Alternatively, under an alternative characterization of the Notes as income-bearing single financial contracts, the entire Fixed Coupon Payments could be required to be included in income as ordinary income by a U.S. holder at the time received accrued. Other alternative characterizations are possible and prospective investors should consult with their tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes.
The IRS released Notice 2008-2 (the "Notice"), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.
The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.
In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward
FIXED INCOME BUFFERED ISSUER CALLABLE YIELD NOTES | PS-24

Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

contracts, it is possible that you could be required to accrue income over the term of the Notes.
Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.
Because each Underlying is an index that periodically rebalances, it is possible that the Notes could be treated as a series of income-bearing single financial contracts, each of which matures on the next rebalancing date. If the Notes were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the Notes on each rebalancing date in return for new Notes that mature on the next rebalancing date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the Notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Notes on such date.
Non-U.S. Holders
Assuming the treatment of the Notes as set forth above is respected and subject to the discussions below regarding the potential application of Section 871(m) of the Code and the discussions in the accompanying prospectus regarding FATCA, Fixed Coupon Payments with respect to a Note, and gain realized on the sale, exchange, or redemption of such Note, should not be subject to U.S. federal income or withholding tax under current law, provided that:
•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code;
•	the certification requirement described below has been fulfilled with respect to the beneficial owner; and
•	the payment is not effectively connected with the conduct by the Non-U.S. Holder of U.S. trade or business.
Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Note (or a financial institution holding a Note on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form), on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.
Alternative Tax Treatments. As described above under “— U.S. Holders — Alternative Tax Treatments,” the IRS may seek to apply a different characterization and tax treatment from the treatment described herein. While the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of a Note under current law should generally be the same as those described immediately above, it is possible that a Non-U.S. Holder could be subject to withholding tax under certain recharacterizations of the Notes.
Moreover, among the issues addressed in the Notice described in “— U.S. Holders — Alternative Tax Treatments” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Notes, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including the possible implications of the Notice discussed above. Prospective investors should note that we currently do not intend to withhold on any of the payments made with respect to the Notes to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion regarding FATCA in the accompanying prospectus). However, in the event of a change of law or any formal or informal guidance by the IRS, the Treasury or Congress, we (or the applicable paying agent) may decide to withhold on payments made with  respect to the Notes to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.
Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.
If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any Fixed Coupon Payment and gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Fixed Coupon Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30%
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Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.
U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.
FIXED INCOME BUFFERED ISSUER CALLABLE YIELD NOTES | PS-26

Fixed Income Buffered Issuer Callable Yield Notes Linked to the Least Performing of the Nasdaq-100® Index and the Russell 2000® Index

Where You Can Find More Information
The terms and risks of the Notes are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:
•	Product Supplement EQUITY-1 dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315473/d429684d424b2.htm
•	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.
FIXED INCOME BUFFERED ISSUER CALLABLE YIELD NOTES | PS-27